SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 10, 2005

THE EMPIRE DISTRICT ELECTRIC COMPANY

(Exact name of registrant as specified in charter)

Kansas

(State or other jurisdiction of incorporation)

1 3368	44 0236370
(Commission File Number)	(IRS Employer Identification Number)

602 Joplin Street, Joplin, Missouri	64801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (417) 625-5100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01.                                              Other Events.

On June 10, 2005, The Empire District Electric Company entered into a letter of intent with Kansas City Power & Light Company (“KCP&L”) with respect to Empire’s potential purchase of an undivided ownership interest in a new 800-850 MW coal-fired unit (“Iatan 2”) to be operated by KCP&L and located at the site of the existing Iatan Generating Station (“Iatan 1”) near Weston, Missouri. The estimated construction budget for Iatan 2 is approximately $1.26 billion. The letter of intent relates to an allocation of at least 100 MW of generation capacity (and a proportionate share of the construction, operation and maintenance costs) to Empire. The letter of intent, insofar as it relates to Iatan 2, is not binding on the parties. The letter of intent also contains a clarification as to Empire’s obligations with respect to environmental upgrades at Iatan 1 described below and an agreement to reallocate certain interests in common facilities at Iatan 1 to the owners of Iatan 2.

Empire currently owns a 12% interest in Iatan 1. In connection with the construction of Iatan 2 and to address the Clean Air Interstate Rule, we expect that the timeframe for installation of pollution control equipment at Iatan 1 will be accelerated and that all of the equipment will be installed by 2008 instead of 2015, as previously disclosed. The timing of the installation, however, is controlled by KCP&L, as operator of Iatan 1. Our share of the capital cost is currently estimated at $30 million as previously disclosed. Approximately $17 million of this amount had already been included in our capital expenditure budget for equipment to be installed by 2008. Of the remaining amount, $11 million is expected to be incurred in 2007. We will be required to incur these costs by at least 2015, as previously disclosed, whether or not Iatan 2 is constructed and whether or not we participate in Iatan 2.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE EMPIRE DISTRICT ELECTRIC COMPANY

By	/s/	Gregory A. Knapp
	Name:	Gregory A. Knapp
	Title:	Vice President – Finance and Chief Financial Officer

Dated: June 16, 2005